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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE TO-C
                                 (RULE 14D-100)
                  TENDER OFFER STATEMENT UNDER SECTION 14(d)(1)
           OR SECTION 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                              HERCULES INCORPORATED
                       (Name of Subject Company (Issuer))

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                      (Names of Filing Persons (Offerors))

                                  ------------

                   Common Stock, $25/48 stated value per share
                         (Title of Class of Securities)

                                    427056106
                      (CUSIP Number of Class of Securities)

                                  ------------

                            Richard A. Weinberg, Esq.
                                 1361 Alps Road
                             Wayne, New Jersey 07470
                            Telephone: (973) 628-4000
                     (Name, address and telephone number of
                      persons authorized to receive notices
                 and communications on behalf of filing persons)

                            CALCULATION OF FILING FEE
Transaction Valuation                                       Amount of Filing Fee
Not Applicable                                              Not Applicable

[ ] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid:                     Filing Party:
         Form or Registration No.:                   Date Filed:

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.

[_] issuer tender offer subject to Rule 13e-4.

[_] going-private transaction subject to Rule 13e-3.

[_] amendment to Schedule 13D under Rule 13d-2.


Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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

Item 12.      Exhibits

99.1 Press Release issued by International Specialty Products Inc. on July 14, 2003.

                                  EXHIBIT INDEX

Exhibit       Exhibit Name
-------       ------------

99.1          Press Release issued by International Specialty Products Inc.
              on July 14, 2003.



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